August 17, 2026

Chapman & Cutler LLP 320 South Canal Street Chicago, IL 60606

Re:	FTP Series

Ladies and Gentlemen:

We have acted as special Delaware counsel for FTP Series, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)	The Registration Statement (the “Registration Statement”) on Form S-6, including a preliminary prospectus (the “Prospectus”) relating to the units of undivided beneficial interests in FTP 8 series of the Trust (each, a “Unit”), filed by the Trust with the Securities and Exchange Commission (the “Commission”) on or about August 17, 2026;
(b)	The Certificate of Trust of the Trust (the “Certificate of Trust”), as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on November 21, 2025;
(c)	The Master Trust Agreement, dated as of November 18, 2025 (the “Master Trust Agreement”), between First Trust Portfolios L.P., as depositor (the “Depositor”) and The Bank of New York Mellon, as trustee (the “Trustee”);
(d)	A form of Series Trust Agreement (the “Series Trust Agreement”), to be entered into among the Depositor and the Trustee with respect to FTP 8 series of the Trust, filed as an exhibit to the Registration Statement; and
(e)	The Standard Terms and Conditions of Trust for FTP 1 series of the Trust and certain subsequent series of the Trust dated December 23, 2025 (the “Standard Terms” and, together with the Master Trust Agreement and the Series Trust Agreement, the “Trust Agreement”), entered into among the Depositor and the Trustee, which is to be incorporated by reference into the Series Trust Agreement and a form of which is filed as an exhibit to the Registration Statement;
(f)	A Certificate of Good Standing for the Trust, dated August 14, 2026, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Series Trust Agreement and the Standard Terms will be executed and delivered by the parties thereto in substantially the forms reviewed by us and that when the Units are issued the Master Trust Agreement, the Series Trust Agreement, the Standard Terms and the Certificate of Trust will be in full force and effect and will not have been amended, (ii) the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents (other than the Trust) examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) that each of the parties to the documents (other than the Trust) examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents (other than the Trust) examined by us, (vi) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time, (vii) that the Units will be duly issued and sold to Persons (collectively, the “Unitholders”) in accordance with the Trust Agreement and the Registration Statement and (viii) the Trustee shall have received on behalf of the Trust the assets to be delivered to it pursuant to the Series Trust Agreement. We have not participated in the preparation of the Registration Statement (except for providing this opinion) or the Prospectus and assume no responsibility for their contents, other than this opinion.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of laws and rules, regulations and orders thereunder as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Trust is validly existing in good standing as a statutory trust under the Statutory Trust Act.

2. The Units of the Trust will represent valid and fully paid and nonassessable beneficial interests in the assets of the Trust.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

JWP/AMB1